Exhibit 10.62
November 30, 2010
CONFIDENTIAL
Maria Stahl
45 Miller Street
Norfolk, MA 02056
Dear Maria:
This restatement to your Employment Letter of September 13, 2010, is made this 30th day of November, 2010 between you and Idenix Pharmaceuticals, Inc., a corporation incorporated under the laws of the State of Delaware (together with its successors and assigns, the “Company”).
1.	Position and Title. You will continue your role as Senior Vice President and General Counsel, reporting directly to me as the President and Chief Executive Officer. You will also continue as an executive officer of Idenix within the meaning of Rule 16a-1 under the Securities Exchange Act and an executive officer within the meaning of Rule 3b-7 under the Exchange Act.
2.	Base Salary. Your semi-monthly base salary will be $12,500 (equivalent to an annualized rate of $300,000), subject to applicable withholding and payable in accordance with normal payroll practices of Idenix. The Base Salary shall continue to be reviewed annually for additional increases, if any, which is the sole discretion of the Idenix Compensation Committee of the Board of Directors (the “Board”). After any such increase, the term “Base Salary” as utilized herein shall thereafter refer to the increased amount. Base Salary shall not be reduced at any time without your express prior written consent.
3.	Equity. You are eligible for an annual target stock option award for the purchase of 80,000 shares of common stock of Idenix that will be granted pursuant to the terms of the Idenix Pharmaceuticals, Inc. 2005 Stock Incentive Plan and its standard option award agreement (the “Plan”). The number of shares for which such award is ultimately granted will be in the absolute discretion of the Compensation Committee of the Board of Directors.
4.	Benefits. You will continue be eligible to participate in all benefit plans and programs Idenix provides generally to its senior level executives, subject to, and on a basis consistent with, the participation requirements and other terms and conditions of such plans and programs. Such programs currently include medical, dental, disability, life insurance and a 401(k) plan. Of course, the Company reserves the right to modify or eliminate such programs from time to time.
5.	Location. You will continue to be based at Idenix’ offices in Cambridge, Massachusetts.

6.	Incentive Based Compensation. You are eligible for an annual target cash bonus (“Target Bonus”) equal to 35% of your Base Salary. Your target bonus as a percentage of Base Salary may, at the discretion of the Board, be periodically reviewed for increase. After any such increase, the term “Target Bonus” as used herein shall thereafter refer to the increased amount. The Target Bonus shall not be reduced at any time without your express prior written consent.
7.	Termination. You and Idenix each agree that your employment with Idenix is that of an employee at will. Both you and Idenix have the right to terminate your employment relationship at any time for any or no reason, subject to the provisions of this letter.
(A) As provided in your initial offer letter from Idenix dated September 13, 2010, if Idenix terminates your employment other than for Cause (as defined in Appendix A hereto) or you terminate your employment for Good Reason (as defined in Appendix A hereto) you will be eligible to receive the following Severance Compensation.
(i) Lump sum payment equivalent to the sum of (A) one year of Base Salary plus (B) the greater of: (i) target bonus for the year in which your termination of employment occurs; or (ii) the bonus you earned for the year preceding the year in which the termination of your employment occurs, such sum to be reduced by any and all applicable taxes and withholdings;
(ii) Immediate vesting and exercisability of all outstanding equity awards, subject to the terms of such awards; and
(iii) Provided you timely elect and remain eligible for benefits continuation pursuant to the federal “COBRA” laws, continued payment by Idenix of COBRA premiums for you (and your covered dependents) under the group health and dental insurance coverage at the active employee rates for a period of up to 12 months subsequent to the date of your termination. Any such payments and related coverage shall be discontinued in the event that you cease to be eligible for or to elect such COBRA coverage during such 12 month period or if such payments are determined by the Company to be reasonably likely to result in any material tax liability to you or the Company. You will also be eligible for continued premium payment by Idenix if you elect to continue the Idenix provided employee group life insurance coverage for a period of up to 12 months; provided that such continued coverage is permitted under the terms of the life insurance plan. If any such benefit cannot be provided for any reason then the Company will not be obligated to pay you a cash equivalent in lieu of such benefit.
(B) You shall not be eligible to receive the payments, benefits and entitlements provided in subsection (A) of this Section 7 unless you timely execute and allow to become effective within 60 days following your termination (such 60th day, the “Payment Date”), a severance and release of claims agreement (the “Severance Agreement”) substantially similar to the form attached hereto as Appendix C. The Severance Compensation shall begin on the Payment Date and shall be subject to the terms and conditions set forth on Appendix B.

8.	Termination Within One Year After a Change in Control. If your employment is terminated by Idenix (or any successor to Idenix) without Cause or you terminate your employment for Good Reason, in each case within one (1) year following a Change in Control (all such terms as defined in Appendix A hereto) you shall be entitled to receive the benefits in Section 7(A)(i), (ii) and (iii) above plus a lump-sum payment equivalent to the sum of (A) one times your Base Salary, and (B) the greater of (i) one times your Target Bonus for the year in which the termination of employment occurs, or (ii) one times the actual bonus payable to you for the year preceding the year in which termination of employment occurs. Your eligibility to receive the payments, benefits and entitlements provided in this Section 8 shall be subject to the terms of Section 7(B).
9.	Excise Tax Provision. Anything herein to the contrary notwithstanding, to the extent that any payment, entitlement or benefit provided under this offer or any other agreement, plan, policy, program or arrangement of the Company (the “Payments”) would be subject to the imposition of the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar Federal or state law (an “Excise Tax”), the Payments shall be reduced (but not below zero) to the maximum amount as will result in no portion of the Payments being subject to such Excise Tax (the “Safe Harbor Cap”), but only if the net after-tax amount that would be received by you, taking into account all applicable Federal, state and local income taxes and the imposition of the Excise Tax, is greater than the net after-tax amount, similarly determined, that would be received by you if Payments are not reduced to the Safe Harbor Cap. If there is a reduction, it shall be implemented as follows: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date of change in control, to the extent necessary to avoid imposition of the excise tax under Code Section 4999.
10.	Section 409A. All payment for which provision is made in this offer letter shall be subject to the terms set forth in Appendix B.
11.	Disclosure of Inventions: You acknowledge and reaffirm your obligations as agreed to in your September 13, 2010 offer letter. You further acknowledge and represent that you have complied with all your obligations pursuant thereto.
12.	Noncompetition and Non-Solicitation: In consideration of the benefits in this offer letter:
(A) You agree that while you are employed by the Company and for a period of 12 months after the termination or cessation of such employment in the event Idenix terminates your employment for reasons other than cause or you terminate your employment for Good Reason, you will not directly or indirectly:
(i) in the geographic area where the Company does business, has done business, or plans to do business at the time of the termination or cessation of your employment, engage or assist others in engaging in any business or enterprise (whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise) that is competitive with the Company’s business. For purposes of this offer, the term “Competitive Business” shall mean a commercial, for profit entity that discovers, develops and commercializes therapeutics for the treatment of HBV, HCV and HIV; provided that the passive ownership of not more than 1% of the outstanding stock of a publicly-held company shall not, by itself, violate this provision; or

(ii) either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers, accounts or business partners or prospective clients, customers, accounts or business partners of the Company that were contacted, solicited, or served by the Company while you were employed by the Company; or
(iii) either alone or in association with others solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, provided, that this provision shall not apply to the solicitation of any individual whose employment or other engagement with the Company has been terminated for a period of six (6) months or longer; and
(B) You agree that during the non-competition and non-solicitation period, you will give notice to the Board of each new business activity you plan to undertake, at least (10) business days prior to beginning any such activity. You further acknowledge and agree that the restrictions contained in this offer letter are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for such purpose. You agree that any breach or threatened breach of this provision will cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies that may be available, shall have the right to seek specific performance and injunctive relief without posting a bond. You further waive the adequacy of a remedy at law as a defense to such relief.
13.	Nondisparagement. You understand and agree that during your employment you shall not make any false, disparaging or derogatory statements to any person or entity, including, without limitation, any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company, regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs or financial condition; provided, however, that nothing herein shall be construed as preventing you from making truthful disclosures to any governmental entity or in any litigation or arbitration or as otherwise required by applicable law.

14.	Governing Law. This offer and your employment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof.)
If this offer letter correctly sets forth the terms under which you will continue to be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me.
Very truly yours,
Ronald C. Renaud
President and Chief Executive Officer
Idenix Pharmaceuticals, Inc.
The foregoing correctly sets forth the terms of my at-will employment with Idenix, Inc. I am not relying on any representations other than those set forth above.
ACCEPTED as of this 30th day of November, 2010

/s/ Maria Stahl Maria Stahl

Appendix A
“Change in Control” shall mean:
(i) any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that act, of fifty percent (50%) or more of the Voting Stock of the Company;
(ii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;
(iii) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, at least fifty percent (50%) of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or
(iv) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, fifty percent (50%) or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).
For purposes of this definition of “Change in Control” the “Company” shall include any entity that succeeds to all or substantially all of the business of the Company and “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.
“Good Reason to terminate your employment with Idenix shall be deemed to exist if, there is: (i) any adverse change in your title or a material diminution in your authority or responsibilities; (ii) a reduction in your Base Salary, the Target Bonus or target equity amount; or (iii) the primary place of your employment is relocated by Idenix to a location more than 40 miles from Cambridge, Massachusetts.
“Termination for Cause” shall be the result of a good faith finding by the Company that you have engaged in: (i) willful fraud or willful material dishonesty in connection with your employment by the Company; (ii) intentional failure by you to substantially perform your duties hereunder or gross neglect in the performance of such duties; (iii) your gross misconduct that is materially detrimental to the Company’s reputation, goodwill or business operations; (iv) your breach of any of the covenants in this offer or attachments hereto; or (v) your conviction of, or plea of nolo contendere to, a charge of commission of a felony; provided that prior to any Termination for Cause you are given written notice with specificity of any such reasons and a reasonable opportunity to cure if such a cure is reasonably possible.

Appendix B
Payments Subject to Section 409A
Subject to the provisions in this Appendix B, any Severance Compensation or benefits under this offer of employment shall be made only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the Severance Compensation, if any, to be provided to you under this letter:
(i) It is intended that each installment of the Severance Compensation shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(ii) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the Severance Compensation shall be made on the dates and terms set forth in this letter.
(iii) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:
(a) each installment of the Severance Compensation due under this letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A 1(b)(4) to the maximum extent permissible under Section 409A, and shall be made on the dates and terms set forth in this letter; and
(b) each installment of the Severance Compensation due under this letter that is not described in this Appendix, (iii)(a) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of Severance Compensation if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

(iv) The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation § 1.409A-1(h). Solely for purposes of this Appendix B, (iv), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).
(v) All reimbursements and in-kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
(vi) Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

Appendix C
Form of Severance and General Release Agreement
[Insert Date]
[Insert Employee Name]
[Insert Employee Address]
Dear [Insert Employee Name]:
As we have discussed, your employment with Idenix, Inc. (the “Company”) will end on [Insert Termination Date]. The Company will provide you with the severance benefits described in paragraph 2 below if you sign and return this letter agreement (the “Agreement”) to me on or before [Insert Return Date] and it becomes binding between you and the Company. By timely signing and returning this Agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3. Therefore, you are advised to consult with an attorney before signing this Agreement and you have been given at least twenty-one (21) days to do so. If you sign this Agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying me in writing. If you do not so revoke, this Agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period.
If you choose not to sign and return this Agreement in a timely manner as set forth above, or if you timely revoke your acceptance in writing, you shall not receive any of the severance payments or benefits under your restated employment letter dated as of                       _____,  _____  (your “Employment Letter”) from the Company. Whether or not this Agreement becomes effective, you will receive payment on your Termination Date, as defined herein, for (i) your final wages and (ii) any unused vacation time accrued through the Termination Date. You may also, if eligible, elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. Please consult the COBRA materials to be provided by the Company under separate cover for details regarding these benefits. Except as provided for herein, all other benefits and all unvested stock rights will be cancelled on the Termination Date.
The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this Agreement and do not revoke it in writing within the seven (7) day period.
1.	Termination Date. Your effective date of termination from the Company is [Insert Termination Date] (the “Termination Date”). As of the Termination Date, all salary payments from the Company will cease and any benefits you had as of the Termination Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.
2.	Description of Severance Compensation. If you timely sign and return this Agreement and do not revoke your acceptance, the Company will provide the severance benefits in accordance with Section(s) _____ of your Employment Letter with the Company dated , _____ (the “Severance Benefits”). You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Termination Date other than as described in this paragraph 2.

3.	Release. In consideration of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., 18 U.S.C. 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding).

Notwithstanding any provision of this Agreement to the contrary, by executing this Agreement, you are not releasing (i) any claims that cannot be waived by law, (ii) your right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time, or (iii) any claims relating to your rights as an equity holder of the Company.
4.	Post-Separation Obligations. You acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition. Your further acknowledge and reaffirm your obligations under Sections _____ and _____ of the Employment Letter, which remain in full force and effect.
5.	Non-Disparagement. You understand and agree that, in consideration of the Severance Benefits, you shall not make any false, disparaging or derogatory statements to any person or entity, including, without limitation, any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company, regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs or financial condition; provided, however, that nothing herein shall be construed as preventing you from making truthful disclosures to any governmental entity or in any litigation or arbitration or as otherwise required by applicable law.
6.	Cooperation. To the extent permitted by law, you agree to cooperate with the Company in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Company, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. In addition, the Company shall reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this paragraph. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Company at reasonable times mutually agreed to by you and the Company. You agree that you will notify the Company promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company.
7.	Return of Company Property. You represent and confirm that you have returned to the Company all Company-owned property in your possession or control and that you have left intact all electronic Company documents, including, without limitation, those that you developed or helped to develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, without limitation, credit cards, telephone charge cards, cellular phone and/or pager accounts, and computer accounts.

8.	Business Expenses and Final Compensation. You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including, without limitation, payment for all wages, bonuses, equity, commissions and accrued, unused vacation time, and that no other compensation is owed to you.
9.	Amendment and Waiver. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
10.	Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
11.	Tax Provision. In connection with the Severance Benefits to be provided to you pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law. You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits.
12.	Compliance with Section 409A. The severance payments and benefits shall be subject to and compliant with any requirements provided under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Company shall have no liability to you or any other person if the payments and benefits provided that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.
13.	Nature of Agreement. You understand and agree that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

14.	Acknowledgments. You acknowledge that you have been given at least twenty-one (21) days to consider this Agreement, and that the Company advised you to consult with an attorney of your own choosing prior to signing this Agreement. You understand that you may revoke this Agreement for a period of seven (7) days after you sign it by notifying me in writing, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this Agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, and that you have received consideration beyond that to which you were previously entitled.
15.	Voluntary Assent. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney. You further state and represent that you have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.
16.	Applicable Law. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.
17.	Entire Agreement — This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 above.
If you have any questions about the matters covered in this Agreement, please call                     .

Very truly yours,

By:
[Name]
[Title]
I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Agreement and I have chosen to execute this on the date below. I intend that this Agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

[Insert Employee Name]	Date